UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36642	45-5605880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1850 West Ashton Blvd.

Lehi, Utah 84043

(Address of principal executive offices, including zip code)

(877) 404-4129

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On May 11, 2016, the Board of Directors (the “Board”) of Vivint Solar, Inc. (the “Company”) cancelled the option to purchase 1,000,000 shares of common stock of the Company issued to David Bywater on May 2, 2016 in connection with Mr. Bywater’s appointment as the Interim Chief Executive Officer of the Company. In lieu of the cancelled option, the Board approved a grant of 500,000 restricted stock units of the Company. The restricted stock units shall vest on the first anniversary of Mr. Bywater’s start date, or, if earlier, on the date on which the Board approves a successor Chief Executive Officer of the Company, in each case subject to Mr. Bywater’s continued employment through such date. Except as set forth in the Offer Letter, the award shall otherwise be subject to the standard terms and conditions of the Company’s 2014 Equity Incentive Plan, and the award agreement entered into pursuant thereto.

In recognition of the critical leadership that Dana Russell, the Company’s Chief Financial Officer, continues to provide the Company, on May 12, 2016, the Board also approved: (1) an increase to his base salary from $350,000 to $450,000; (2) an increase his target bonus opportunity for 2016 from 40% to 50% of his base salary; (3) retention bonuses of $200,000 and $600,000 to be paid to Mr. Russell subject to his continued employment with the Company through August 12, 2016 and December 12, 2016, respectively; (4) a grant pursuant to the Company’s 2014 Equity Incentive Plan of 400,000 restricted stock units which will fully vest on the one-year anniversary of the grant, subject to Mr. Russell’s continued employment with the Company through the applicable vesting date; and (5) an amendment to the severance agreement between the Company and Mr. Russell. Under the amended severance agreement, if Mr. Russell’s employment is terminated either by the Company without “cause” (other than by reason of death, or “disability”) or by Mr. Russell for “good reason” (as such terms are defined in his agreement), and in each case the termination occurs outside of the change of control period, Mr. Russell will receive an amount equal to 1.5x, compared to 1.0x under the original agreement, the sum of (1) Mr. Russell’s base salary rate as then in effect, plus (2) the average of performance bonuses paid to Mr. Russell for each year Mr. Russell was employed by us during the three-year period immediately preceding the date of Mr. Russell’s termination, which will be paid to Mr. Russell in equal installments over a period of 12 months following the date of termination. This is in addition to other amount owed under Mr. Russell’s severance agreement as described in the Company’s proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on May 6, 2016.

Amendment to Outstanding Option Grants

As the Company transitions to a new Chief Executive Officer, and continues to expand its business, the Board of directors felt that it was critical to retain key management personnel and organizational leaders. Accordingly, on May 9, 2016, the Board also amended the vesting schedule with respect to certain options (the “Tier II Performance Options”) granted under the Company’s 2013 Omnibus Incentive Plan. Pursuant to their original terms, the Tier II Performance Options would vest at such time that the Company’s sponsor, 313 Acquisition LLC (the “Sponsor”), received cash proceeds in respect of its shares of the Company’s common stock in an amount equal to $500 million more than the Sponsor’s invested capital in respect of such shares.

As amended, the Tier II Performance Options shall vest over a three year period, subject to the applicable holder’s continued employment with the Company through the applicable vesting date. Under the amended vesting schedule, the Tier II Performance Options will vest and become exercisable with respect to one-third (1/3rd) of the options on each of May 15, 2017, May 15, 2018, and May 15, 2019. If the Sponsor receives cash proceeds in respect of its shares of the Company’s common stock in an amount equal to $500 million more than the Sponsor’s invested capital in respect of such shares, the all Tier II Performance Options shall vest and become exercisable (subject to the applicable holder’s continued employment with the Company through the applicable date).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

By:	/s/ SHAWN J. LINDQUIST
Shawn J. Lindquist
Chief Legal Officer,
Executive Vice President and Secretary

Date: May 13, 2016